Exhibit 99.1

LeMaitre Vascular Withdraws Prior Annual Guidance for 2020

And Announces Preliminary Q1 2020 Financial Results

BURLINGTON, MA, April 13, 2020 - LeMaitre Vascular, Inc. (Nasdaq:LMAT), a provider of vascular devices, implants and services, announced today Q1 2020 preliminary, unaudited results and withdrew prior annual guidance for 2020 due to the potential impact of COVID-19.

Q1 2020 Preliminary Results

●	Sales of $30.4mm to $30.6mm
●	Operating income of $4.2mm to $4.4mm
●	Earnings of $0.15 to $0.16 per diluted share
●	Cash balance of $30.6mm and no long-term debt at March 31, 2020

The COVID-19 pandemic began to negatively impact sales in the second half of March. Due to the unpredictable magnitude and duration of the COVID-19 pandemic, the Company is withdrawing its previously announced annual guidance for 2020.

The Company will release its first quarter 2020 financial results, as well as additional information related to the impact of the COVID-19 pandemic, on Thursday, April 30, 2020, after the market close. The company has scheduled a conference call for 5:00 PM EST the same day to discuss the results.

Access to the live call is available by dialing 844-239-5284 (+1-512-961-6497 for international callers), passcode 3349306. The call can also be accessed live or via replay through a webcast at www.lemaitre.com/investor.

About LeMaitre Vascular

LeMaitre Vascular is a provider of devices, implants and services for the treatment of peripheral vascular disease, a condition that affects more than 200 million people worldwide. The Company develops, manufactures and markets disposable and implantable vascular devices to address the needs of its core customer, the vascular surgeon.

LeMaitre and the LeMaitre Vascular logo are registered trademarks of LeMaitre Vascular, Inc.

For more information about the Company, please visit http://www.lemaitre.com.

CONTACT: J.J. Pellegrino, CFO

LeMaitre Vascular

781-425-1691

jjpellegrino@lemaitre.com